Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-138755) of Textron Financial Corporation and in the related Prospectus of our reports dated February 13, 2008, with respect to the Consolidated Financial Statements of Textron Financial Corporation, and the effectiveness of Textron Financial Corporation’s internal control over financial reporting, included in its Annual Report (Form 10-K) for the year ended December 29, 2007.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 20, 2008